Exhibit 10.114

AEOLUS PHARMACEUTICALS, INC.

Terms of Outside Director Compensation

On September 22, 2004, the Compensation Committee and the Board of Directors approved the following compensation program for the outside members of the Board of Directors.

•	Each outside Board member will receive annual cash compensation of $15,000, which will be paid in equal quarterly payments beginning July 1, 2004. Cash compensation for new and terminating Board members will be prorated for the period of time that they are a Board member during the respective quarter.

•	Audit Committee members will receive an additional $10,000 of annual cash compensation, which will be paid in equal quarterly payments beginning July 1, 2004. Cash compensation for new and terminating Audit Committee members will be prorated for the period of time that they are members of the Audit Committee during the respective quarter.

•	Each outside Board member was granted a nonqualified stock option for 20,000 shares on September 22, 2004. The option exercise price was equal to the closing price on the grant date. The options have 10-year terms and vest, as long as the Director remains on the Board, on a monthly basis over the 12-month period beginning July 19, 2004. Vested shares will be exercisable for 10 years from the grant date.